Exhibit 10.5

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into as of [                    ] (“Grant Date”) by and between IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.), a Delaware corporation (“Company”), and [                            ] (“Participant”) pursuant to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan dated as of February 9, 2016 (“Plan”), in respect of [                ]1 Shares of Restricted Stock. All capitalized terms not defined herein without separate definition shall have the meaning set forth in the Plan.

Section 1.    Restricted Stock Award. This Agreement governs an Award of Restricted Stock pursuant to the Plan (the “Cumulative Income Shares”). Each Cumulative Income Share shall be subject to the satisfaction of the performance and service conditions specified herein and the other terms and conditions set forth in this Agreement.

Section 2.    Performance Vesting Requirement. The performance targets applicable to the Cumulative Income Shares are established to incent the Participant to cause the Company to achieve superior growth in the Company’s net income over the Performance Period (as defined below). The number of Cumulative Income Shares that vest shall be based on the Company’s achievement of cumulative Comprehensive Income Attributable to IES Holdings, Inc. before provision for income taxes and excluding employee stock compensation expense (“Cumulative Income”) for the period from October 1, 2018 to September 30, 2021 (the “Performance Period”) as compared to the target Cumulative Income for the Performance Period of $[        ] (the “Target Cumulative Income”). For the purpose of determining the number of Cumulative Income Shares that vest, Cumulative Income is calculated from the Company’s audited financial statements for the years ended September 30, 2019, 2020, and 2021 in accordance with GAAP, except that it does not take into account any (i) gains or losses on the disposition of a business; (ii) restructuring charges; or (iii) Extraordinary Items as determined by the Committee, where “Extraordinary Items” means any item of income or expense that, taking into account the environment in which the Company operates, (a) possesses a high degree of abnormality and is of a type unrelated (or only incidentally related) to the Company’s ordinary and typical activities and (b) is not reasonably expected to recur in the foreseeable future.

The table set forth in Section I of Schedule A sets forth the percentage, if any, of the total Cumulative Income Shares (the “Target Cumulative Income Shares”) that shall be deemed vested based on the Company’s achievement of Cumulative Income for the Performance Period (the “Vesting Percentage”). Any Cumulative Income Shares that do not vest upon the Scheduled Vesting Date (as defined in Section 3) based on Cumulative Income during the Performance Period shall be forfeited. The determination of the final Cumulative Income for the Performance Period shall be made by the Committee in its sole discretion in accordance with the formula above.

Section 3.    Service Vesting Requirement. Except as otherwise expressly specified below, in addition to the performance vesting requirements of Section 2, the Cumulative Income Shares shall become vested only if the Participant remains continuously employed by the Company or any majority-owned subsidiary thereof from the Grant Date until the earlier of (i) December 15, 2021 and (ii) the date that the Company files its Annual Report on Form 10-K for its fiscal year ending September 30, 2021 (the

[1]

The number of Shares shall be equal to the Participant’s Base Salary, pro-rated for the number of months remaining in the fiscal year, divided by the average closing price per share of the Company’ common stock for the 5 trading days immediately preceding the grant date.

“Scheduled Vesting Date”). Except as otherwise provided in this Agreement, if the Participant does not remain continuously employed by the Company or any majority-owned subsidiary thereof from the Grant Date until the Scheduled Vesting Date, all of the unvested Cumulative Income Shares subject to this Award shall be immediately forfeited for no consideration and the Participant’s rights with respect thereto shall cease upon termination of the Participant’s employment.

Notwithstanding the foregoing, or anything in the Integrated Electrical Services, Inc. (n/k/a IES Holdings, Inc.) Amended and Restated Executive Officer Severance Benefit Plan (the “Severance Plan”) or in any other benefit plan or agreement to the contrary, if the Participant’s employment is terminated prior to the Scheduled Vesting Date (i) due to the Participant’s death, (ii) due to the Participant’s Disability, (iii) by the Company without Cause, or (iv) by the Participant for Good Reason, the Participant shall be deemed to have become vested in a pro-rated portion of the Cumulative Income Shares (based on the pro-rating formula below), without regard to the actual achievement of the applicable service condition under this Section 3, provided that, vesting of the Cumulative Income Shares, in addition to being pro-rated as provided below, shall occur following the end of the Performance Period only if and to the extent the performance objectives for the Performance Period have been achieved, as determined by the Compensation Committee, and, further, to the extent the Participant is subject to the Severance Plan, the Participant has executed and delivered an enforceable Release (as defined in the Severance Plan) provided for therein and such Release has become irrevocable. To the extent earned, vesting of any Cumulative Income Shares shall occur on the Scheduled Vesting Date or on the date immediately following the date any required Release becomes irrevocable, whichever shall later occur.

The pro-rated portion of the Cumulative Income Shares shall be determined as follows:

(A)

Performance Period has been completed as of such termination date: the number of Cumulative Income Shares that shall vest shall be calculated in accordance with the terms of this Agreement as if the Participant had remained employed through the Scheduled Vesting Date, or

(B)

Performance Period has not been completed as of such termination date: the number of Cumulative Income Shares that shall vest shall equal the number of Target Cumulative Income Shares multiplied by (a) the Vesting Percentage, as determined by the Committee when and as such determination is made for participants in similar performance awards for the Performance Period, and further multiplied by (b) a fraction (x) the numerator of which is the number of days of Participant’s service from and including October 1, 2020 through September 30, 2021; and (y) the denominator of which is the total number of days from and including October 1, 2020, through September 30, 2021 (i.e., 365 days).

Notwithstanding the foregoing and anything in this Agreement or in the Severance Plan or any other benefit plan or agreement to the contrary, if the Participant is a participant in the Severance Plan at the time he experiences a Qualifying Termination (as defined in the Severance Plan), the terms and conditions of this Agreement shall apply to any vesting of this award prior to a Change in Control (as defined below); however, the terms of the Severance Plan shall apply to the determination of a Qualifying Termination, any vesting of this award in the event a Qualifying Termination upon the occurrence of a Change in Control and to any other terms or conditions of severance, such as the requirement to timely execute and not revoke a Release.

An example of the calculation of the number of pro-rated Cumulative Income Shares that vest in accordance with this Section, provided for illustrative purposes only, is set forth in Section II of Schedule A.

For purposes of this Agreement, “Cause,” “Good Reason” and “Disability” have the definition set forth in the employment agreement between the Company and the Participant in effect as of the Grant Date (the “Employment Agreement”).

Section 4.    Effect of a Change in Control. Notwithstanding the provisions of Sections 2 and 3 hereof or anything in the Severance Plan or in any other benefit plan or agreement to the contrary, other than as specified below, this Section 4 shall apply to determine the vesting of the unvested Cumulative Income Shares upon the occurrence of a Change in Control prior to the Scheduled Vesting Date.

If, immediately following the occurrence of the Change in Control, the value of the unvested Cumulative Income Shares is determined by reference to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), including by reason of an adjustment pursuant to Section 5 or the assumption of this Award by the corporation surviving any merger or other corporate transaction or the publicly traded parent corporation thereof (the “Successor Corporation”), the performance conditions with respect to the Cumulative Income Shares shall be deemed met at target levels, and the Cumulative Income Shares shall become vested subject only to satisfaction of the service condition specified in Section 3, where the stock price requirement therein shall be adjusted, if necessary, by the Committee in accordance with the Plan. In such circumstance, in addition to provisions specified in Section 3, the service condition will be deemed satisfied in full upon any termination of the Participant’s employment (i) by the Company without Cause, (ii) by the Participant for Good Reason or (iii) due to Participant’s death or Disability, in either case occurring on or after such a Change in Control.

If the value of the Cumulative Income Shares is not determined by reference to a Publicly Traded Stock immediately following the occurrence of the Change in Control, whether because the Successor Corporation does not have Publicly Traded Stock or determines not to assume this Award, the unvested Cumulative Income Shares subject to this Award shall vest in full, with performance conditions deemed met at target levels, upon the occurrence of such Change in Control.

Notwithstanding the foregoing and anything in this Agreement or the Plan to the contrary, if the Participant is a participant in the Severance Plan at the time he experiences a Qualifying Termination upon the occurrence of a Change in Control prior to the Scheduled Vesting Date, the terms of the Severance Plan shall apply to any vesting of this award.

For the purposes of this Agreement, “Change in Control” has the definition set forth in the Severance Plan.

Section 5.    Adjustments for Corporate Transactions. In the event that there shall occur any Recapitalization the number of (and, if applicable, securities related to) the Cumulative Income Shares be adjusted by the Committee in such manner as the Committee determines is necessary or appropriate to prevent any enhancement or diminution of the Participant’s rights and opportunities hereunder. To the extent that the Cumulative Income Shares awarded herein shall be deemed to relate to a different number of Shares or different securities as a result of any such adjustment, such additional number of shares or other securities shall be subject to the restrictions of the Plan and this Agreement and the vesting conditions specified herein.

Section 6.    Issuance of Restricted Shares.

(a)

Stock Certificates. The Company either shall cause to be issued a certificate or certificates for the Cumulative Income Shares, registered in the Participant’s name, or cause a book entry to be made with the Company’s transfer agent evidencing the Cumulative Income Shares registered in the Participant’s name. The Company shall appropriately legend any certificate related to the Cumulative Income Shares to reference the restrictions thereon as set forth in this Agreement.

(b)

Stockholder Rights. The Participant shall have all the rights of a stockholder (including, without limitation, voting, dividend and liquidation rights) with respect to the Cumulative Income Shares, subject, however, to the restrictions of this Agreement.

(c)

Form of Issuance and Escrow. For so long as the Cumulative Income Shares are not vested, the Company shall cause such certificate or certificates to be deposited in escrow if certificates are issued. If evidenced by book entry at the transfer agent the entry shall denote the shares are restricted as to transfer. The Participant shall deliver to the Company a duly-executed blank Stock Power (in the form attached hereto as Schedule B).

Section 7.    Tax Withholding. To the extent this Award results in compensation income to the Participant upon grant or vesting, the Participant must deliver to the Company at that time such amount of money as the Company may require to meet its tax withholding obligations under applicable laws or make such other arrangements to satisfy such withholding obligations as the Company, in its sole discretion, may approve; provided, however, that unless the Participant otherwise requests in writing or the Committee shall otherwise determine, the Company shall instead withhold or “net” from the Shares otherwise to be issued to the Participant the greatest number of whole shares having a Fair Market Value not in excess of the lesser of (i) the Company’s tax withholding obligations and (ii) the maximum amount that may be withheld from such payment without the Company having to apply liability accounting for financial accounting purposes.

Section 8.    Modification. Except to the extent permitted by the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

Section 9.    Golden Parachute Excise Tax. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits to be provided to the Participant under this Agreement, together with any other payments and benefits to which the Participant has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code) (collectively, “Participant’s Parachute Payment”), then the Participant’s Parachute Payments (a) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant will be $1.00 less than three times the Participant’s “base amount” (as defined in section 280G(b)(3) of the Code), so that no portion of the amounts to be received will be subject to the excise tax imposed by section 4999 of the Code or (b) shall be paid in full, whichever of (a) and (b) produces the better “net after-tax” benefit to the Participant (taking into account all applicable taxes, including any excise tax imposed under section 4999 of the Code). To the extent that the Participant is party to any arrangement with the Company that provides for the payment of cash severance benefits, the benefits payable thereunder shall be reduced (but not below zero) in accordance with the provisions of such arrangement prior to any reduction in the benefits payable hereunder. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.

Section 10.    Restrictions on Transfer. Neither this Award nor any Cumulative Income Shares covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Cumulative Income Shares as provided herein.

Section 11. Award Subject to Plan. This Award of Cumulative Income Shares is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. Unless otherwise expressly provided herein, nothing in this Agreement shall be construed to limit any authority afforded to the Committee pursuant to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 12. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of, or other service provider to, the Company or any of its subsidiaries, nor interfere in any way with the right of Company or any such subsidiary to terminate the Participant’s employment or other service at any time or to change the terms and conditions of such employment or other service.

Section 13. No Guarantee of Tax Consequences. None of the Board, the Committee, the Company or any affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to the Participant (or to any person claiming through or on behalf of the Participant) and shall have no liability or responsibility with respect to taxes (and penalties and interest thereon) imposed on the Participant (or on any person claiming through or on behalf of the Participant) as a result of this Agreement.

Section 14. Clawback. Notwithstanding any other provisions in the Plan or this Agreement, any compensation payable pursuant to this Agreement that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 15. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Company shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding.

Section 16. Entire Agreement. This Agreement, the Plan and the Employment Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. To the extent the Participant is subject to the Severance Plan, the terms and conditions of this Agreement shall apply to any vesting of the Cumulative Income Shares in all circumstances.

Section 17. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

Section 18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 20. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

By signing below, the Participant accepts this Award, and acknowledges and agrees that this Award of Cumulative Income Shares is granted under and governed by the terms and conditions of the Plan and this Agreement.

PARTICIPANT:	IES HOLDINGS, INC.

By:

Its:

SCHEDULE A

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Section I

Determination of Percentage of Cumulative Income Shares Vested:

Percentage of Target Cumulative Income Earned	Percentage of Shares of Target Cumulative Income Shares Vested (“Vesting Percentage”)
75%	50%
87.5%	75%
100%	100%

For the Performance Period, Cumulative Income earned will be calculated by the Committee and converted to a percentage of the Target Cumulative Income for the Performance Period. For example, based on Target Cumulative Income for the Performance Period of $139,182,000, if the actual Cumulative Income for the Performance Period is $125,263,800, the Percentage of Target Cumulative Income Earned for the Performance Period would be 90%. For achievement of Cumulative Income between any of the stated performance levels, the percentage of Target Cumulative Income Shares vested shall be determined by linear mathematical interpolation between such levels (e.g., if 90% of the Target Cumulative Income for the Performance Period is earned, 80% will be the Vesting Percentage, and 80% of the Target Cumulative Income Shares will be vested). If less than 75% of the Target Cumulative Income for the Performance Period is achieved, the Vesting Percentage will be 0%. In no event will the Vesting Percentage be greater than 100%.

Section II

An example of the calculation set forth in Section 3 of the Agreement, provided for illustrative purposes only, is set forth below:

For the purposes of this example, the following assumptions apply:

•	the Participant was granted a total of 1,000 Cumulative Income Shares, as shown below:

•	the Participant is terminated by the Company without Cause on December 12, 2020 (without a Change in Control); and

•	the Committee ultimately determines the Vesting Percentage based on Cumulative Income earned to be 95% for the Performance Period.

# of Shares	Vesting Percentage	# of Shares Vested	Termination Date	Service Period	Actual Days Served in Period	Total Days in Service Period	Pro-rated Percentage	Pro-rated # of Shares Vested
1000	95%	950	12/12/2020	10/1/2020 - 9/30/2021	73	365	20%	190

SCHEDULE B

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Stock Assignment Separate From Certificate

[Please sign this document but do not date it. The date and information of the transferee will be completed if and when the shares are assigned.]

FOR VALUE RECEIVED,                              hereby sells, assigns and transfers unto                             ,                              (                ) shares of the common stock of IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.), a Delaware corporation (“Company”), standing in his name on the books of the Company represented by Certificate No.              (or electronic equivalent) herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company with the power of attorney to transfer the said stock in the books of the Company with full power of substitution. This assignment may be executed by the Participant by means of electronic or digital signatures, which have the same force and effect as manual signatures.

Dated:
Signature of the Participant

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